UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 7, 2014

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01         Completion of Acquisition or Disposition of Assets

Effective as of 3:30 p.m., Eastern Standard Time, on February 7, 2014 (the “Effective Time”), Rumson-Fair Haven Bank and Trust Company, a New Jersey state commercial bank (“Rumson”), merged with and into 1st Constitution Bank, a wholly-owned subsidiary of 1st Constitution Bancorp (“1st Constitution”), with 1st Constitution Bank continuing as the surviving entity (the “Merger”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated August 14, 2013 and as amended on September 19, 2013 (the “Merger Agreement”), by and between 1st Constitution, 1st Constitution Bank and Rumson.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Rumson common stock issued and outstanding immediately prior to the Effective Time was converted into and became the right to receive, at the election of the holder, either 0.7772 shares of 1st Constitution common stock, $7.50 in cash or a combination of cash and shares of 1st Constitution common stock, subject to proration as described in the Merger Agreement, so that 60% of the aggregate merger consideration consisted of cash and 40% consisted of shares of 1st Constitution common stock.  Cash will be paid in lieu of fractional shares. In the aggregate, 1st Constitution paid approximately $14.7 million in cash and issued approximately 1,019,000 shares of 1st Constitution common stock as Merger consideration to Rumson shareholders.  Cash used as consideration in the Merger was provided by 1st Constitution Bank from existing cash assets.

The election period during which the former shareholders of Rumson were invited to submit their election forms specifying their preferences as to the form of consideration they wanted to receive expired at 5:00 p.m., Eastern Standard Time, on February 4, 2014 (the “Election Deadline”), and Registrar and Transfer Company, the exchange agent, will allocate the cash consideration, stock consideration or a combination of cash and stock consideration among the former shareholders of Rumson pursuant to the Merger Agreement.  Former shareholders of Rumson who did not submit election forms will be treated as non-electing shareholders, be subject to the allocation procedures set forth in the Merger Agreement and will receive letters of transmittal pursuant to which they may tender their Rumson common stock certificates in exchange for their portion of the Merger consideration.

Pursuant to the Merger Agreement, at the Effective Time, (i) all unvested shares of restricted Rumson common stock were cancelled and converted into 1st Constitution common stock at an exchange ratio of 0.7772 share of 1st Constitution common stock for each unvested share of restricted Rumson common stock (the “Restricted Stock”); (ii) each outstanding option to purchase shares of Rumson common stock that had an exercise price per share of less than $7.50 (the “In the Money Options”) at the Effective Time was cancelled and converted into the right to receive a cash amount equal to the difference between the relevant exercise price of the In the Money Options and $7.50; and (iii) each outstanding option to purchase shares of Rumson common stock that had an exercise price per share equal to or greater than $7.50 (the “Out of the Money Options”) at the Effective Time was cancelled with no consideration paid to the holder of such option.

As a result of the foregoing, at the Effective Time, (i) an aggregate of 7,500 shares of Restricted Stock were converted into an aggregate of 5,829 shares of 1st Constitution common stock; (ii) In the Money Options formerly covering an aggregate of 75,477 shares of Rumson common stock were cancelled and converted into the right to receive a cash amount equal to the difference between the relevant exercise price of the In the Money Options and $7.50; and (iii) Out of the Money Options covering shares of Rumson common stock were terminated.

There were no material relationships, other than in respect of the Merger, between 1st Constitution, 1st Constitution Bank and Rumson, their respective directors or officers or any of their respective affiliates.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01         Regulation FD Disclosure.

On February 10, 2014, 1st Constitution issued a press release announcing the closing of the Merger.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

The financial statements of the business acquired will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(b)           Pro Forma Financial Information.

Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d)           Exhibits.

Exhibit No.	Title
2.1
Agreement and Plan of Merger dated as of August 14, 2013 and as amended on September 19, 2013 by and between 1st Constitution Bancorp, 1st Constitution Bank and Rumson-Fair Haven Bank and Trust Company (incorporated by reference to Annex A of the Registration Statement on Form S-4/A filed by 1st Constitution Bancorp on December 12, 2013 (Registration No. 333-191841))

99.1	Press Release of 1st Constitution Bancorp, dated February 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: February 10, 2014	By:	/s/ ROBERT F. MANGANO
Name: Robert F. Mangano Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Title
2.1
Agreement and Plan of Merger dated as of August 14, 2013 and as amended on September 19, 2013 by and between 1st Constitution Bancorp, 1st Constitution Bank and Rumson-Fair Haven Bank and Trust Company (incorporated by reference to Annex A of the Registration Statement on Form S-4/A filed by 1st Constitution Bancorp on December 12, 2013 (Registration No. 333-191841))

99.1	Press Release of 1st Constitution Bancorp, dated February 10, 2014